Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

XPO Logistics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Other	2,300,000	(1)(2)	$58.61	$134,803,000	.0000927	$12,497
Total Offering Amounts						$134,803,000		$12,497
Total Fee Offsets								-
Net Fee Due								$12,497

(1)            Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock, par value $0.001 per share (“Common Stock”), of XPO Logistics, Inc. registered hereunder includes an indeterminable number of shares of Common Stock as are required to prevent dilution resulting from a stock split, stock dividend, or similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)            Represents shares of Common Stock issuable pursuant to the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan, as amended.

(3)            Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sales price of the Common Stock as reported on The New York Stock Exchange on August 2, 2022.